BALTIC INTERNATIONAL USA, INC.
         5151 San Felipe, Suite 1661  -  Houston, Texas  77056



NEWS RELEASE


Contacts:  Robert L. Knauss, Chief Executive Officer
           David A. Grossman, President and Chief Financial Officer
           Telephone:  (713) 961-9299
           Facsimile:  (713) 961-9298

FOR IMMEDIATE RELEASE


                    Baltic International USA, Inc. Announces
                        Letter of Intent for Purchase of
                          Advanced Reclamation Company

HOUSTON, Texas, December 28, 1999 -- Baltic International USA, Inc. (OTC BB:
BISA) announced today the signing of a Letter of Intent to execute a Share Purchase Agreement for the purchase of Advanced Reclamation Company, L.L.C. ("ARC") from the Nicol Family Partnership. Under the agreement, Baltic will purchase all of the shares of ARC for cash of $400,000, a total of 500,000 Baltic common shares, a note payable to seller of an additional $400,000 and an earnout agreement. The parties expect to close the transaction in January 2000.

ARC was formed in 1996 as the result of new government regulations that tightened laws on the disposal and manufacturing of refrigerants. ARC is based in League City, Texas and is engaged in the recovery and reclamation of used refrigerants from its facility and at the customers' locations throughout the gulf coast areas of the United States. Many of these locations are in the petrochemical industry and commercial and residential building and demolition industries of Texas. ARC is properly certified by the U.S. Environmental Protection Agency and meets or exceeds all regulatory requirements for operations issued by the State of Texas.

David A. Grossman, President and CFO of Baltic, stated, "Through our due diligence on several potential acquisitions, we believe that the acquisition of ARC will provide us with an operation that presents an opportunity for notable growth. This growth will come from a focus on the sales and marketing in ARC's current markets as well as our pursuit of additional markets."

Tom Nicol, Managing Partner of the Nicol Family Partnership, stated "We are delighted with the transaction. The stability and forward looking strategies of Baltic, both marketing and management, offer excellent opportunities for the continued growth of ARC throughout the year 2000 and beyond."

The production of chloroflourocarbons ("CFCs") and hydrochloroflourocarbons ("HCFCs"), the most commonly used refrigerants, are subject to extensive and changing regulation under the federal Clean Air Act. Production of CFCs for use in the United States ceased on December 31, 1995. Since this production phaseout, the national supply of CFCs has depended upon the quantity of CFCs contained in stockpiles at the beginning of 1996 and the quantity of CFCs reclaimed from existing air conditioning and refrigeration equipment.
According to the EPA's Report on the Supply and Demand of R-12 in the United States dated June 9, 1999, demand for reclaimed R-12, a CFC, could increase noticeably from 1999 to 2005 as owners of refrigerant equipment are faced with the prospect of a shortage. This is due to the much slower than expected rate of retirement and conversion for R-12 chillers. Production of HCFCs is limited by the Clean Air Act and is scheduled to be phased out by the year 2030.

In addition to recovering and reclaiming refrigerants for their own account, ARC sub-contracts with several large maintenance contractors to assist in performing maintenance projects by recovering used refrigerants, then either purchasing the used product for proprietary reclamation and sale or reclaiming it on a fee basis and returning it to the prime contractor. Additionally, ARC is contracted by structural demolition contractors to recover used refrigerant products from coolers prior to the razing of commercial buildings. The product is then purchased and reclaimed for ARC's proprietary markets.



BIUSA owns American Distributing Company. The Company's homepage is currently at http://ourworld.compuserve.com/homepages/baltic_intl/.



This document may contain forward-looking information. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate.